Exhibit 99.1

News

April 28, 2004	Analyst Contact:	Weldon Watson
918-588-7158
	Media Contact:	Megan Whalen
918-588-7572

ONEOK reports first quarter earnings

Tulsa, Okla.— ONEOK, Inc. (NYSE:OKE) today announced net income for first quarter 2004 of $105.2 million, or $1.04 per diluted share of common stock, compared to $22.4 million, or 28 cents per diluted share of common stock, for 2003.

David Kyle, chairman, president and chief executive officer of ONEOK, said, “I am pleased with the positive impact of our recent gas and oil production acquisition, the authorized rate relief in two of our distribution operations and the continuing success of our efforts to mitigate unfavorable price spreads in our gathering and processing segment. Lower natural gas volatility led to reduced margins in our marketing and trading segment, but the benefits of our diversification throughout the natural gas value chain is evident by our overall results.”

“Total earnings for the quarter are in line with our expectations, and our earnings guidance for 2004 has not changed. We continue to believe our 2004 earnings will range from $2.12 to $2.18 per diluted share of common stock.”

1st Quarter results included:

•	Operating income of $195.1 million, compared to $232.4 million one year ago;

•	Cash flow from operations, before changes in working capital, of $175.5 million, which exceeded capital expenditures of $48.9 million and dividends of $18 million by $108.6 million;

•	Proceeds of $91.8 million from the termination of interest rate swaps and entering into new swap agreements;

•	Accrual of $6.7 million for various litigation matters;

•	A gain of $6.9 million on the sale of pipelines and compression assets;

•	A charge of $1.8 million related to the Enron guarantee claim that was sold in 2002 and recently challenged in the Enron bankruptcy proceedings;

•	Earnings per share dilution of 2 cents due to the outstanding equity units; and

•	Income from continuing operations of $1.04 per diluted share of common stock compared to $1.20 per diluted share of common stock in 2003.

ONEOK, Inc.

First Quarter 2004 Earnings

April 28, 2004

The following table shows the components of net income. All numbers are net of tax:

	Three Months Ended March 31,
	2004		2003
(Net Income in Millions of Dollars)	Net Income	EPS	Net Income	EPS
Income from continuing operations	$105.2	$1.04	$125.6	$1.20
Income from operations of discontinued component	—	—	2.3	0.02
Gain on sale of discontinued component	—	—	38.4	0.34
Cumulative effect of rescission of EITF 98-10	—	—	(141.8)	(1.26)
Cumulative effect of adoption of FAS 143	—	—	(2.1)	(0.02)

Net income	$105.2	$1.04	$22.4	$0.28

ONEOK business outlook:

The company reaffirms its previous earnings guidance for 2004 in the range of $2.12 to $2.18 per share of common stock. In addition to items discussed in the first quarter results above, the following have been considered as part of this guidance:

•	A slight increase in the number of common shares outstanding over the previously anticipated amount as a result of the common stock offering in February 2004; and

•	Interest savings of approximately $4 million more than expected as a result of the larger than anticipated common stock offering and the use of proceeds to pay down additional debt and increased interest savings resulting from interest rate swaps.

2004 Business unit results:

Production

Operating income increased to $11.9 million for the first quarter of 2004 compared to $5.7 million in 2003 primarily as a result of the acquisition of the Texas gas and oil properties in December 2003. The acquired properties produced 2.5 Bcf of natural gas and 35,000 barrels of oil during the first quarter of 2004. Operating income also benefited from an increase in average natural gas prices, after hedges, to $5.36 per Mcf in 2004 from $5.23 per Mcf in 2003.

The acquisition of the Texas gas and oil properties also resulted in increased operating costs including:

•	Increased overhead and lease operating costs; and

•	Higher production taxes due to increased production.

Expansion of the Production segment’s developmental drilling program resulted in participation in 45 wells with 11 wells completed during the first quarter of 2004, compared to participation in 13 wells with four completed during the same period in 2003. For the remainder

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ONEOK, Inc.

First Quarter 2004 Earnings

April 28, 2004

of 2004, we have hedged approximately 87 percent of our anticipated natural gas production at an average net price at the wellhead of $5.28 per Mcf and 92 percent of our anticipated oil production at a fixed NYMEX price of $30.35 per Bbl. Currently, we have hedges on 20 MMcf per day of our 2005 natural gas production at a net wellhead price of $5.68 per Mcf. We have also hedged an additional 10 MMcf per day for the first quarter of 2005 at a net wellhead price of $6.12 per Mcf.

The production segment owns, develops and produces natural gas and oil reserves in Oklahoma and Texas. This segment focuses on acquisition and development of reserves, rather than exploratory drilling.

Gathering and Processing

Operating income for 2004 increased by 158 percent to $20.4 million, compared to $7.9 million for 2003 because of:

•	Improved keep whole spread conditions due to the high value of natural gas liquids relative to natural gas; and

•	Improved contractual terms resulting from the segment’s ongoing strategy of restructuring unprofitable gas purchase, gathering and processing contracts.

The gathering and processing segment is engaged in the gathering and processing of natural gas and the fractionation, storage and marketing of natural gas liquids. The segment currently has a processing capacity of approximately 1.9 Bcf/d, of which approximately 0.1 Bcf/d is currently idle. Our gathering and processing segment owns approximately 13,800 miles of gathering pipelines that supply our gas processing plants.

Transportation and Storage

Operating income decreased to $13.5 million in 2004, compared to $15.1 million for 2003. Although net revenues were flat compared to 2003, there were offsetting differences between the periods, including:

•	Milder weather resulting in lower volumes transported and, accordingly, less transportation and gathering revenue, while favorable market conditions as a result of the milder weather increased storage revenue due to additional spot storage transactions;

•	Lower volumes transported and lower natural gas prices resulting in decreased cost of fuel and gas; and

•	Accrual of legal expense associated with pending litigation.

The transportation and storage segment owns and operates intrastate pipelines and natural gas transmission pipelines, natural gas storage and gas gathering facilities in Oklahoma, Kansas and Texas. The storage facilities have a combined working capacity of 59.6 Bcf, of which 8 Bcf is temporarily idle.

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ONEOK, Inc.

First Quarter 2004 Earnings

April 28, 2004

Distribution

Operating income for the first quarter of 2004 increased to $85.7 million, compared to $75 million for 2003, primarily because of:

•	Increased margin of $10 million in Kansas due to the 2003 rate relief;

•	Additional margin of $5.8 million in Oklahoma due to the 2004 rate relief; and

•	Margins for the first quarter of 2003 were lower by $9 million from the effects of the WeatherProof Bill program. This impact reversed in the second and third quarters of 2003.

These increases were partially offset by increased amortizations resulting from the rate increases, increased bad debt costs and increased depreciation expense.

The distribution segment includes Oklahoma Natural Gas Company, Kansas Gas Service Company and Texas Gas Service Company. The companies are the largest natural gas distributors in Kansas and Oklahoma and the third largest in Texas. Overall, the companies serve almost 2 million customers.

Marketing and Trading

Operating income was $63.4 million for the first quarter of 2004, compared to $126.9 million in 2003 due to:

•	Reduced natural gas volatility resulting in a decrease in our natural gas options margin;

•	Reduced spreads between the Rockies and mid-continent regions lowering 2004 margins compared to 2003; and

•	Reduced natural gas sales primarily from storage. Net gas in storage withdrawals were 31.4 Bcf for the three months ended March 31, 2004, compared to 52.3 Bcf for the same period in 2003.

Decreased margins were partly offset as the lower price volatility enabled the higher retention of reservation fees associated with peaking service.

The marketing and trading segment purchases, stores, transports, markets and trades natural gas to both the wholesale and retail sectors in most states. Leased storage and transport capacity provide direct access to all regions of the country and flexibility in capturing volatility in the energy markets. The segment also markets and trades crude oil and power on a smaller scale.

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ONEOK, Inc.

First Quarter 2004 Earnings

April 28, 2004

Earnings Conference Call

The ONEOK first quarter conference call will be held at 11 a.m. Eastern time (10 a.m. Central time) on April 29, 2004. Those who wish may join the call on the ONEOK Web site at www.oneok.com or call 1-866-246-6870, pass code 4066547. A recording of the call will be available on the Web site for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 1-866-219-1444, pass code 4066547.

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

###

Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance, including anticipated operating income for the East Texas gas and oil properties and related gathering systems acquired from Wagner & Brown, Ltd. in December 2003 and the Texas properties acquired from Southern Union Company early in January 2003, a reduction in operating income and a recognition of gains from the sale of some of the assets of our production segment and a reduction in operating income from the sale of some of our midstream natural gas assets; management’s plans and objectives for future operations, including anticipated capital expenditures related to the East Texas properties acquired from Wagner & Brown, Ltd. and the Texas properties acquired from Southern Union Company, and anticipated reductions in capital expenditures related to the sale of some of the assets of our production segment; expectations relating to pending or possible acquisitions and dispositions; expectations as to the dividend level on our common stock; business prospects; outcome of regulatory proceedings; market conditions; and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained in this press release identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in our credit ratings;

•	the effects of weather and other natural phenomena on sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of our business;

•	further deregulation, or “unbundling,” of the natural gas business;

•	competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or “unbundling,” of the natural gas business;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our trading partners;

•	economic climate and growth in the geographic areas in which we do business;

•	the uncertainty of estimates, including estimates for oil and gas reserves;

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ONEOK, Inc.

First Quarter 2004 Earnings

April 28, 2004

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•	the effects of changes in governmental policies and regulatory actions, including with respect to income taxes, environmental compliance, authorized rates or recovery of gas costs;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East or elsewhere;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock market returns;

•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth or recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of the September 11, 2001 terrorist attacks; and

•	the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

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ONEOK, Inc.

First Quarter 2004 Earnings

April 28, 2004

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
(Unaudited)	2004	2003
	(Thousands of Dollars, except per share amounts)
Revenues
Operating revenues, excluding energy trading revenues	$955,311	$951,039
Energy trading revenues, net	75,264	135,671
Cost of gas	637,816	683,758

Net Revenues	392,759	402,952

Operating Expenses
Operations and maintenance	130,376	112,443
Depreciation, depletion, and amortization	46,740	40,427
General taxes	20,535	17,645

Total Operating Expenses	197,651	170,515

Operating Income	195,108	232,437

Other income	7,814	854
Other expense	7,590	113
Interest expense	23,688	28,577

Income before Income Taxes	171,644	204,601

Income taxes	66,491	78,994

Income from Continuing Operations	105,153	125,607
Discontinued operations, net of taxes:
Income from operations of discontinued component	—	2,342
Gain on sale of discontinued component	—	38,369
Cumulative effect of a change in accounting principle, net of tax	—	(143,885)

Net Income	105,153	22,433
Preferred stock dividends	—	15,166

Income Available for Common Stock	$105,153	$7,267

Earnings Per Share of Common Stock
Basic:
Earnings per share from continuing operations	$1.06	$1.43
Earnings per share from operations of discontinued component	$—	$0.02
Earnings per share from gain on sale of discontinued component	$—	$0.34
Earnings per share from cumulative effect of changes in accounting principle	$—	$(1.28)

Net earnings per share, basic	$1.06	$0.51

Diluted:
Earnings per share from continuing operations	$1.04	$1.20
Earnings per share from operations of discontinued component	$—	$0.02
Earnings per share from gain on sale of discontinued component	$—	$0.34
Earnings per share from cumulative effect of changes in accounting principle	$—	$(1.28)

Net earnings per share, diluted	$1.04	$0.28

Average Shares of Common Stock (Thousands)
Basic	99,116	83,733
Diluted	101,298	98,514

Dividends per share of Common Stock	$0.19	$0.17

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ONEOK, Inc.

First Quarter 2004 Earnings

April 28, 2004

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31, 2004	December 31, 2003
	(Thousands of Dollars)
Assets
Current Assets
Cash and cash equivalents	$22,237	$12,172
Trade accounts and notes receivable, net	944,341	970,141
Materials and supplies	20,684	18,962
Gas in storage	256,805	500,439
Assets from price risk management activities	201,065	289,417
Deposits	26,360	42,424
Other current assets	32,468	46,184

Total Current Assets	1,503,960	1,879,739

Property, Plant and Equipment
Production	412,877	404,254
Gathering and Processing	1,040,946	1,036,080
Transportation and Storage	695,172	699,676
Distribution	2,825,409	2,813,800
Marketing and Trading	126,425	126,315
Other	125,130	99,549

Total Property, Plant and Equipment	5,225,959	5,179,674
Accumulated depreciation, depletion, and amortization	1,529,199	1,487,848

Net Property, Plant and Equipment	3,696,760	3,691,826

Deferred Charges and Other Assets
Regulatory assets, net	208,666	213,915
Goodwill	225,363	225,615
Assets from price risk management activities	123,717	113,052
Prepaid pensions	121,437	120,618
Investments and other	78,005	69,283

Total Deferred Charges and Other Assets	757,188	742,483

Total Assets	$5,957,908	$6,314,048

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ONEOK, Inc.

First Quarter 2004 Earnings

April 28, 2004

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31, 2004	December 31, 2003
	(Thousands of Dollars)
Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$341,334	$6,334
Notes payable	—	600,000
Accounts payable	820,360	813,895
Accrued taxes	94,352	102,637
Accrued interest	28,586	32,999
Customers’ deposits	35,662	34,692
Unrecovered purchased gas costs	49,695	51,378
Liabilities from price risk management activities	268,595	302,878
Deferred income taxes	9,205	6,194
Other	118,102	130,174

Total Current Liabilities	1,765,891	2,081,181

Long-term Debt, excluding current maturities	1,571,068	1,878,264
Deferred Credits and Other Liabilities
Deferred income taxes	570,760	559,356
Liabilities from price risk management activities	131,134	112,714
Lease obligation	96,923	100,292
Other deferred credits	338,410	340,849

Total Deferred Credits and Other Liabilities	1,137,227	1,113,211

Total Liabilities	4,474,186	5,072,656

Commitments and Contingencies
Shareholders’ Equity
Common stock, $0.01 par value: authorized 300,000,000 shares; issued 105,589,157 shares and outstanding 102,552,990 shares at March 31, 2004; issued 98,194,674 shares and outstanding 95,194,666 shares at December 31, 2003	1,056	982
Paid in capital	977,955	815,870
Unearned compensation	(2,871)	(3,422)
Accumulated other comprehensive loss	(24,318)	(17,626)
Retained earnings	583,083	495,971
Treasury stock at cost: 3,036,167 shares at March 31, 2004 and 3,000,008 shares at December 31, 2003	(51,183)	(50,383)

Total Shareholders’ Equity	1,483,722	1,241,392

Total Liabilities and Shareholders’ Equity	$5,957,908	$6,314,048

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ONEOK, Inc.

First Quarter 2004 Earnings

April 28, 2004

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(Unaudited)	2004	2003
	(Thousands of Dollars)
Operating Activities
Income from continuing operations	$105,153	$125,607
Depreciation, depletion, and amortization	46,740	40,427
Gain on sale of assets	(6,964)	—
Income from equity investments	(49)	(415)
Deferred income taxes	19,305	44,592
Stock based compensation expense	3,044	332
Allowance for doubtful accounts	8,297	4,530
Changes in assets and liabilities (net of acquisition effects):
Accounts and notes receivable	17,503	(433,575)
Inventories	241,912	(3,313)
Unrecovered purchased gas costs	(1,683)	2,009
Deposits	16,064	(10,977)
Regulatory assets	(285)	2,721
Accounts payable and accrued liabilities	18,336	455,467
Price risk management assets and liabilities	(4,860)	45,607
Other assets and liabilities	(12,799)	63,521

Cash Provided by Continuing Operations	449,714	336,533
Cash Provided by Discontinued Operations	—	4,705

Cash Provided by Operating Activities	449,714	341,238

Investing Activities
Changes in other investments, net	(82)	722
Acquisitions	—	(420,000)
Capital expenditures	(48,902)	(33,483)
Proceeds from sale of property	13,073	—
Other investing activities	(4,663)	—

Cash Used in Continuing Operations	(40,574)	(452,761)
Cash Provided by Discontinued Operations	—	280,669

Cash Used in Investing Activities	(40,574)	(172,092)

Financing Activities
Payments of notes payable	(600,000)	(265,500)
Change in bank overdraft	(23,599)	21,934
Issuance of debt	—	402,500
Termination of interest rate swaps	82,915	—
Payment of debt issuance costs	—	(2,564)
Payment of debt	(270)	(15,430)
Purchase of Series A Convertible Preferred Stock	—	(300,000)
Issuance of common stock	160,720	218,521
Issuance (forfeiture) of treasury stock, net	(800)	1,157
Dividends paid	(18,041)	(20,298)

Cash Provided by (Used in) Financing Activities	(399,075)	40,320

Change in Cash and Cash Equivalents	10,065	209,466
Cash and Cash Equivalents at Beginning of Period	12,172	73,522

Cash and Cash Equivalents at End of Period	$22,237	$282,988

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ONEOK, Inc.

First Quarter 2004 Earnings

April 28, 2004

ONEOK, Inc.

INFORMATION AT A GLANCE

	Three Months Ended March 31,
	2004	2003
	(Millions of Dollars)
Production
Net Revenues	$26.4	$12.6
Depreciation, depletion, and amortization	$6.5	$3.4
Operating Income	$11.9	$5.7
Proved reserves
Gas (MMcf)	216,808	61,800
Oil (MBbls)	4,138	2,399
Production
Gas (MMcf)	4,243	1,832
Oil (MBbls)	86	77
Average realized price (a)
Gas ($/Mcf)	$5.36	$5.23
Oil ($/Bbls)	$29.60	$30.32
Capital expenditures	$8.5	$2.9

Gathering and Processing
Net revenues	$59.4	$46.3
Depreciation, depletion, and amortization	$8.0	$7.2
Operating Income	$20.4	$7.9
Total gas gathered (MMMBtu/d)	1,106	1,208
Total gas processed (MMMBtu/d)	1,164	1,216
Natural gas liquids sales (MBbls/d)	111	129
Natural gas liquids produced (MBbls/d)	61	54
Gas sales (MMMBtu/d)	315	351
Capital expenditures	$4.1	$2.5
Conway OPIS composite NGL Price ($/gal) (based on our NGL product mix)	$0.62	$0.63
Average NYMEX crude oil price ($/Bbl)	$34.40	$33.99
Average natural gas price ($/MMBtu) (mid-continent region)	$5.22	$6.09

Transportation and Storage
Net Revenues	$30.5	$30.1
Depreciation, depletion, and amortization	$4.3	$4.2
Operating Income	$13.5	$15.1
Volumes transported (MMcf)	128,935	144,980
Capital expenditures	$2.0	$1.0
Average natural gas price ($/MMBtu) (mid-continent region)	$5.22	$6.09

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ONEOK, Inc.

First Quarter 2004 Earnings

April 28, 2004

	Three Months Ended March 31,
	2004	2003
	(Millions of Dollars)
Distribution
Net Revenues	$203.0	$175.3
Depreciation, depletion, and amortization	$26.2	$23.9
Operating Income	$85.7	$75.0
Average number of customers	2,021,496	2,011,764
Capital expenditures	$25.9	$25.0
Natural gas volumes (MMcf)
Gas Sales	95,217	97,285
Transportation	65,653	64,690

Marketing
Net Revenues	$75.3	$137.5
Depreciation, depletion, and amortization	$1.4	$1.5
Operating Income	$63.4	$126.9
Natural gas marketed (MMcf)	286,487	315,937
Electricity marketed (MMwh)	784	290
Physically settled volumes (MMcf)	540,104	577,435
Capital expenditures	$0.1	$0.1

Discontinued Component
Net Revenues	$—	$7.7
Depreciation, depletion, and amortization	$—	$1.9
Operating Income	$—	$3.8
Production
Gas (MMcf)	—	1,472
Oil (MBbls)	—	53
Average realized price
Gas ($/Mcf)	$—	$4.10
Oil ($/Bbls)	$—	$32.28

(a)	Average realized price reflects the impact of hedging activities.

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ONEOK, Inc.

First Quarter 2004 Earnings

April 28, 2004

ONEOK, Inc. and Subsidiaries

EARNINGS FORECAST

(In Millions, except per share data)	2004 Fiscal Year Forecast
Operating Income
Production	$48
Gathering and Processing	58
Transportation and Storage	51
Distribution	122
Marketing and Trading	182
Other	1

Operating income	462
Other income	2
Interest	100
Income taxes	140

Net Income	$224

Earnings Per Share of Common Stock - Diluted	$2.15

Capital Expenditures
Production	$43
Gathering and Processing	46
Transportation and Storage	20
Distribution	147
Marketing and Trading	1
Other	18

TotalCapital Expenditures	$275

Cash Flow from Operations before Changes in Working Capital	$513
Less Dividends	83
Less Capital Expenditures	275

Surplus	$155

Average Shares of Common Stock - Diluted (thousands of shares)	104.1